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                       AMENDMENT NO. 12

                              TO

                PENNSYLVANIA POWER & LIGHT COMPANY

                  EMPLOYEE STOCK OWNERSHIP PLAN

	WHEREAS, Pennsylvania Power & Light Company ("Company") has adopted the Pennsylvania Power & Light Company Employee Stock Ownership Plan ("Plan") effective January 1, 1975; and
	WHEREAS, the Plan was amended and restated effective Janu-ary 1, 1987, and subsequently amended by Amendment Nos. 1, 2, 3,
4, 5, 6, 7, 8, 9, 10 and 11; and
	WHEREAS, the Company desires to further amend the Plan; NOW, THEREFORE, the Plan is hereby amended as follows:
  I.	Effective January 1, 1994, the following sections of Arti-
cles X are amended to read:
	10.1 Amendment. It is the intention of the Company that this Plan will be permanent. However, the Company reserves the power to amend or terminate the Plan and the Trust Agreement at any time by or pursuant to action of its Board of Directors. In addition, the EBPB may make such amendments to the Plan as it deems necessary or desirable except those amendments which sub-stantially increase the cost of the Plan to the Company or sig-nificantly alter the benefit design or eligibility requirements of the Plan. Except as expressly provided elsewhere in the Plan, prior to the satisfaction of all liabilities with respect to the benefits provided under this Plan, no such amendment or termina-tion shall cause any part of the monies contributed hereunder to revert to the Company or to be diverted to any purpose other than for the exclusive benefit of Participants and their beneficia-ries. No amendment shall have the effect of retroactively depriving Participants of benefits already accrued under the Plan. Upon complete termination of the Plan without establish-ment or maintenance of a successor plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the
Code), Participants may receive distribution of their Accounts. Amendments to the allocation formulas contained in Article V shall not be made more frequently than once every six months.



	10.2 Termination. The Plan and the Fund forming part of the Plan may be terminated or contributions completely discontinued by the Company at any time by or pursuant to action of its Board of Directors. In the event of a termination, partial termina-tion, or a complete discontinuance of contributions or in the event the Company is dissolved, liquidated, or adjudicated a bankrupt, the interest of the Participants, their estates and beneficiaries, shall be nonforfeitable and shall be fully vested, and distributions shall be made to them in full shares of Stock and cash in lieu of fractional shares based on the price at which the Trustee sells such Stock or the fair market value thereof.
When all assets have been paid out by the Trustee, the Fund shall cease. Any distribution after termination of the Plan may be made at any time, and from time to time, in whole or in part in full shares of Stock and cash in lieu of fractional shares based on the price at which the Trustee sells such Stock or the fair market value thereof; provided, however, that no Stock may be distributed to a Participant within seven years after the month in which such Stock was allocated to the Participant's Account except in the case of the Participant's retirement, Total Dis-ability, death or other termination of employment with the Com-pany. In making such distributions, any and all determinations, divisions, appraisals, apportionments and allotments so made shall be final and conclusive.

 II.	Except as provided for in this Amendment No. 12, all other
provisions of the Plan shall remain in full force and effect.
	IN WITNESS WHEREOF, this Amendment No. 12 is executed this _____ day of June, 1994.
                              PENNSYLVANIA POWER & LIGHT COMPANY


                                     /s/ John M. Chappelear
                              By:_______________________________
                                         John M. Chappelear
                                 Chairman
                                 Employee Benefit Plan Board